Exhibit 99.1
News Release

International Game Technology to Acquire Social Gaming Company Double Down Interactive
●	Transaction propels IGT into a leadership position within social gaming
●	Double Down is anticipated to contribute rapid user and revenue growth
●	Combination allows IGT to leverage Facebook distribution channel
●	Acquisition estimated to be accretive to IGT’s fiscal year 2012 adjusted earnings

(LAS VEGAS – January 12, 2012) – International Game Technology (NYSE: IGT), the global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets, has reached a definitive agreement to acquire Double Down Interactive LLC – a leading online social gaming company and developer of the popular DoubleDown™ Casino found on Facebook.

Launched in April 2010, the DoubleDown™ Casino is the world’s largest virtual casino and one of the top 4 social media games in 2011 as rated by Facebook.  According to AppData.com, DoubleDown™ Casino currently has 4.7 million monthly active users, up from 3.3 million in October 2011. With a broad and expanding portfolio, Double Down offers blackjack, slots, slot tournaments, video poker, and roulette to social gamers all around the world.

The total consideration includes $250 million in cash, $85 million in retention payments over the next two years and up to $165 million in cash payable over the next three years subject to Double Down meeting certain financial performance targets.  IGT expects to fund the transaction from cash on hand.

The addition of Double Down provides IGT instant size and scale in the fast growing world of casino-style social gaming and is expected to broaden IGT’s popular gaming titles beyond the physical casino to Facebook, the world’s largest social network with over 800 million global users.  This powerful distribution model is anticipated to provide IGT an opportunity to entertain players with consistent, ubiquitous, thrilling gaming experiences across multiple platforms.

“Double Down and IGT share complementary cultures focused on innovation and creativity.  Both companies are committed to providing unrivaled quality, service and entertainment to millions of players,” said Greg Enell, CEO of Double Down.  “Leveraging IGT’s Research and Development, global reach, and best-in-class content will provide our loyal player base with an even more robust experience and is expected to augment Double Down’s growth trajectory.”

© IGT. All rights reserved.

“As technological innovations increasingly influence consumer behavior, social dynamics are quickly transforming entertainment and gaming experiences everywhere,” said Patti Hart, CEO of IGT.  “The addition of Double Down launches IGT into a leadership position in social gaming, extends our global reach through new mediums, and leverages our unmatched expertise in game development.  We intend to drive meaningful value from this rapidly growing distribution platform that reaches a new, but complementary, demographic of gamers.”

The transaction is estimated to be accretive to IGT’s fiscal 2012 adjusted earnings and is projected to close within the second quarter of its current fiscal year.  Greg Enell will continue to lead Double Down and the company’s operations will remain in Seattle, WA after the acquisition is complete.  Through the integration, IGT will operate Double Down with the appropriate level of independence needed to continue to foster exceptional growth.

Completion of the transaction is subject to customary closing conditions including, but not limited to, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.  The final purchase price is subject to certain post-closing adjustments.

Conference Call Information

IGT will host a conference call regarding its acquisition of Double Down on Friday, Jan. 13, 2012, at 5:00 a.m. PST. The access numbers are as follows:

Domestic callers dial 888-606-7043, pass-code IGT
International callers dial 1-212-547-0361, pass-code IGT

The conference call also will be broadcast live over the Internet. A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations. If interested parties are unable to participate during the live webcast, the call will be archived until Friday, Jan. 27, 2012 also at http://www.IGT.com/InvestorRelations.

© IGT. All rights reserved.

News Release

Interested parties who cannot participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 7:00 a.m. PST on Friday, Jan. 13, 2012. This replay will run through Friday, Jan. 27, 2012.  The access numbers are as follows:

Domestic callers dial 888-568-0521
International callers dial 1-402-998-1495

About Double Down Interactive
Double Down Interactive is the leading casual games developer of "fun to play" casino experiences on the Internet. With veterans from top online game companies, the team is committed to providing consumers an online social casino experience that is unrivaled by anything else available. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino/ or www.doubledowncasino.com. Double Down Interactive is based in Seattle, Washington.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Double Down Interactive, including the expected benefits of the acquisition to IGT and IGT's strategic, financial and operational expectations for its business, including the Double Down business following the closing of the acquisition. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, the possibility that the transaction might not close or that the closing may be delayed, IGT's integration of Double Down, its products, technologies and employees may experience difficulties, and the anticipated benefits of the transaction to IGT and its customers might not be realized. More information about potential factors that could affect IGT's business and financial results is included in IGT's filings with the Securities and Exchange Commission, including under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in IGT's Annual Report on Form 10-K for its 2011 fiscal year, and available on the SEC website at www.sec.gov and on the investor relations section of IGT's website at www.IGT.com. All information provided in this release is as of January 12, 2012 and IGT does not intend, and undertakes no duty, to update this information.

© IGT. All rights reserved.

News Release

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 775-448-1581

Contact:
Staci Alonso
Vice President, Marketing of IGT
+1 775-448-1581

© IGT. All rights reserved.

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